Exhibit 99.1


                               NORTH FORK BANCORP
   275 Broadhollow Road, Melville, NY 11747 (631) 844-1258 FAX (631) 844-1471


FOR IMMEDIATE RELEASE                      Contact:   Daniel M. Healy
                                                      Executive Vice President
                                                      Chief Financial Officer
                                                      (631) 844-1258


                     NORTH FORK TO INCREASE ITS COMMON SHARE
                     REPURCHASE PROGRAM TO 16 MILLION SHARES

     Melville, N.Y. - October 7, 2005 - North Fork Bancorporation, Inc. (NYSE:
NFB) announced that its Board of Directors approved an increase to its previously announced share repurchase program by 13 million shares bringing the total authorized for repurchase to approximately 16 million shares.

     "This action is consistent with our present capital management strategies where we have chosen to reduce the size of our balance sheet enabling us to create more value for our shareholders," said John Adam Kanas, Chairman, President and Chief Executive Officer.

     The common stock repurchase program will be done from time to time in open market or through private transactions, subject to market conditions. The repurchased shares will be used for general corporate purposes.


                                      * * *

     North Fork is a regional bank holding company headquartered in New York with approximately $60 billion in assets conducting commercial and retail banking from 360 branch locations in the Tri-State area with a complementary national mortgage banking business.